Exhibit 14

Declaration of Assignment

WHEREAS, the undersigned party, Patrick Hafner, Dornacherstr. 18, 4053 Basel, Switzerland, herewith assigns and transfers to

Ronald Hafner, Weinbergstrasse 72, 8703 Erlenbach, Switzerland
(the “Assignee”)

250 common stocks of NLS Pharmaceutics Ltd. a corporation incorporated under the laws of Switzerland (the “Company”), with a par value of CHF 0.03 each (as amended from time to time) and all rights connected therewith as of the date of this declaration.

This agreement shall be governed by and construed in accordance with the substantive laws of Switzerland, excluding the United Nations Convention on Contracts for the International Sale of Goods dated 11 April 1980 (CISG), as amended from time to time. All disputes arising out of or in connection with the present Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be resolved by the ordinary courts in Zurich 1, Switzerland.

Basel, May 22, 2025	/s/ Patrick Hafner
Place, date	Assignor: Patrick Hafner

Acceptance of such assignment is hereby confirmed:

/s/ Ronald Hafner
Assignee: Ronald Hafner